UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 15, 2019

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	26-4413774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Shoal Creek Blvd, Suite 230-S, Austin, Texas	78757
(Address of principal executive offices)	(Zip Code)

(512) 693-4199
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Item 1.01 Entry Into a Material Definitive Agreement.

On November 15, 2019, Phunware, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) providing for the sale of promissory notes (the “Notes”) to accredited investors (the “Investors”). Consideration for the Notes may be paid in the form of cash or, in the Company’s sole discretion, cryptocurrency. Each Investor who pays with cryptocurrency will also enter into a Cryptocurrency Payment Agreement with the Company (the “Payment Agreement”) setting forth the terms and conditions under which the cryptocurrency will be accepted. At the Purchase Agreement’s initial closing on November 15, 2019, the Company issued a Note in the principal amount of $195,000, in exchange for cash consideration, to Cane Capital, LLC, an entity owned in part by Alan S. Knitowski, the Company’s Chief Executive Officer and a member of its board of directors.

The Company may hold subsequent closings under the Purchase Agreement until March 14, 2020. The Company may not issue Notes under the Purchase Agreement in excess of $20 million, in the aggregate, unless otherwise agreed by the holders of a majority in interest of the principal outstanding under the Notes (the “Majority Noteholders”). The Notes bear ordinary interest at a rate of 10% per annum. Interest under the Notes is payable monthly beginning on November 30, 2019. During the term of the Notes, the Company will maintain a restricted bank account with a minimum balance of one year of interest payments on the aggregate principal balance of all Notes, which will be available for use exclusively to satisfy any payments owed by the Company under the Notes. The principal and unpaid accrued interest on the Notes will be due and payable on demand by the Majority Noteholders on or after the date that is 60 months following November 15, 2019 (the “Maturity Date”). If an event of default occurs under the Notes, the Majority Noteholders may cause all principal and unpaid interest under the Notes to become immediately due and payable. In such event, the Notes will thereafter accrue interest at a rate of 12% per annum. Upon agreement between the Company and any senior creditor, the Notes will be subject to subordination in the right of payment to all current and future indebtedness or obligations of the Company for borrowed money to banks, commercial finance lenders, and other institutions regularly engaged in the business of lending money, or for factoring arrangements to parties providing such factoring. The Company may prepay the notes at any time without penalty.

The Notes will be sold and issued only to accredited investors, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The Company will rely on this exemption from registration based in part on representations made by the Investors. The Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The net proceeds to the Company from the offering of the Notes will be used for general working capital. Neither this Current Report on Form 8-K nor any exhibit attached hereto shall constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities of the Company.

The forms of Note, Purchase Agreement, and Payment Agreement are attached as Exhibits 4.1, 10.1, and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The descriptions of the Note, the Purchase Agreement, and the Payment Agreement set forth above are subject to, and qualified in their entirety by, the exhibits attached hereto. These forms are incorporated herein by reference only to provide investors with the terms of such documents and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in response to Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1*	Form of Promissory Note
10.1*	Form of Note Purchase Agreement
10.2*	Form of Cryptocurrency Payment Agreement

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2019	Phunware, Inc.

	By:	/s/ Matt Aune
Matt Aune Chief Financial Officer